Exhibit 99.1

Contacts:

Investors		Media
EVC Group		EVC Group
Douglas Sherk,	(415) 896-6820	Steve DiMattia, (646) 277-8706
Jennifer Beugelmans,	(415) 896-6820

PHARSIGHT REPORTS FISCAL 2006 FINANCIAL RESULTS

Quarterly Strategic Consulting Services Revenue Grows 47% Sequentially

Fiscal 2007 Guidance Provided

Cash Position Increases to $10.8 Million

MOUNTAIN VIEW, Calif., May 9, 2006 – Pharsight Corporation (OTCBB:PHST), a leading provider of software and strategic services designed to optimize clinical drug development, today announced financial results for its fourth quarter and fiscal year 2006, both ended March 31, 2006. For the fourth quarter, revenue was $5.4 million, compared with revenue of $6.0 million in the fourth quarter of fiscal year 2005. For the 2006 fiscal year, revenue was $22.7 million, a slight increase compared with $22.6 million reported for fiscal 2005.

“For the fiscal year, we achieved financial results that were in-line with our most recent guidance,” said Shawn M. O’Connor, president and chief executive officer. “Although our fourth quarter software revenue grew at a rate of 4% year-over-year, we achieved a 40% increase in license revenue year-over-year and entered into one new Pharsight® Knowledgebase Server™ (PKS™) license agreement. For the year, we achieved software revenue growth of 11%, expanding our PKS customer base from 13 to 16 and our Drug Model Explorer™ (DMX®™) customer base from two to five. We believe this growth is a tangible result of the investments we’ve made in our sales and marketing programs.

“Our strategic consulting services business achieved revenue growth of 47% during the fourth quarter, compared with the third quarter,” continued Mr. O’Connor. “While fourth quarter and full-year strategic consulting services revenue was down compared with last year due to the slowdown in new projects at one of our largest customers, we saw a shift this quarter in the revenue dependency away from our two largest customers. Services revenue from these two customers was less than 50% of total strategic consulting services revenue this quarter as revenue from all other customers grew 68% this quarter compared to last quarter. This revenue diversification reduces our dependency on just a few large customers and is another example of the results we are seeing from our sales and marketing investments made during the year. With a continued focus on customer development in the strategic consulting services business, we remain confident that the sequential revenue momentum that we began to experience this quarter can continue into fiscal 2007.”

Fiscal 2007 Guidance

Based upon its current outlook, the Company is providing the following guidance for its 2007 fiscal year:

•	Annual revenue growth of approximately 10% to 15% compared with fiscal 2006, with revenue expected to be in the range of approximately $25 million to $26 million. Approximately 40% to 45% of fiscal 2007 revenue is expected in the first half of the year, with 55% to 60% expected in the second half of the year.

•	Gross margin of approximately 65% to 70% of revenue, depending on the revenue mix between software and strategic consulting services.

•	Net income of approximately 5% to 10% of revenue.

•	Increase in fiscal year-end cash and cash equivalents balance compared with fiscal 2006 year-end balance.

“With our pipeline of software deployments and consulting projects, as well as our current software contracts, we believe we can achieve an annual growth rate in the 10% to 15% range,” said Will Frederick, senior vice president and chief financial officer. “While we believe we can achieve positive net income for the year, we do expect to see stronger revenue results in the second half of the year compared with the first, and our goal will be to achieve profitability for each quarter during the fiscal year.

“We achieved positive annual net cash flow for the second consecutive fiscal year,” continued Mr. Frederick. “We believe we will once again achieve positive net cash flow for fiscal 2007, however, our quarterly cash flow may fluctuate based upon the timing of large software installations and strategic consulting projects,” concluded Mr. Frederick.

The net income guidance for fiscal 2007 excludes any potential impact from the preferred stock dividend payable to preferred stockholders. The Company’s preferred stockholders may elect to receive their dividend payments in the form of Series B Preferred shares instead of cash. The fair market value of such dividends if paid in the form of shares may fluctuate and may be greater or lesser than the stated value of the Series B Preferred shares.

The net income guidance also excludes any potential pre-tax impact from the adoption of Statement of Financial Accounting Standards (“SFAS”) 123R in fiscal 2007. The adoption of SFAS 123R will have a significant impact on the Company’s result of operations, although it will have no impact on its overall financial position. The impact of adoption of SFAS 123R cannot be predicted at this time because it will, among other factors, depend on levels of share-based payments granted in the future.

While Pharsight expects that over the long-term revenues and gross margin in its software business will increase in response to customer demand, the revenues and gross margin in individual quarters may fluctuate significantly in the future based upon timing of completion of large software installations and related revenue recognition.

Additional Fourth Quarter and Fiscal 2006 Financial Results

Gross margin in the fourth quarter of 2006 remained constant with gross margin for the fourth quarter of 2005 at 64%. Gross margin for the fiscal year also remained constant with gross margin for the prior fiscal year at 66%.

Net loss for the fourth quarter of 2006 was $261,000, compared with net income of $807,000 for the same period in fiscal 2005. Net loss attributable to common stockholders during the fiscal fourth quarter was $450,000, compared with net income attributable to common stockholders of $662,000 in the fourth quarter of the previous fiscal year. Basic and diluted net loss per share attributable to common stockholders were both $0.02, compared with basic and diluted net income per share of $0.03 in the fourth quarter of fiscal 2005.

Net income for the 2006 fiscal year was $530,000 compared with net income of $2.7 million for fiscal 2005. Net loss attributable to common stockholders for fiscal 2006 was $208,000 compared with net income attributable to common stockholders of $2.1 million for fiscal 2005. Basic and diluted net loss per share attributable to common stockholders were both $0.01 for fiscal 2006, compared with basic and diluted net income per share for fiscal 2005 of $0.11 and $0.10, respectively.

The quarter and fiscal year period year-over-year decreases in net income were primarily due to lower strategic consulting services revenue as well as investments in sales, marketing and research and development. These planned investments also contributed to the year-over-year increases in operating expenses for the quarter and fiscal year periods.

Recent Highlights

Pharsight’s recent highlights in its software and strategic consulting business units include the release of new software products, new enterprise software engagements, new consulting engagements, and expanded relationships with existing customers:

Software

•	Released PKS Validation Suite™, which enables rapid and reliable validation of PKS 3.0 installations using a combination of automated and manual tests. Pharsight also announced that it has signed its first 4 customers for the PKS Validation Suite.

•	Entered into one new PKS licensing agreement with a Japanese global pharmaceutical company, bringing the total number of agreements to 16.

•	Expanded relationships with four current PKS customers including Altana, Vertex Pharmaceuticals, Genentech and Wyeth.

•	Signed a new DMX licensing agreement with Altana.

•	Expanded software product training capabilities with the addition of William Bachman, Ph.D. as a Senior Scientific Consultant.

Strategic Consulting Services

•	Fourth quarter revenue increased 47% compared with the third quarter.

•	Continued expansion of consulting presence in the pharmaceutical industry by signing 17 new consulting agreements, which included 5 new customers.

•	Further penetrated Pharsight’s existing customer base by signing new consulting agreements with companies including Pfizer, Sepracor, Sankyo Pharma, sanofi-aventis, DebioPharm, Schering AG, TransForm, Altana and Merck.

•	Participated as a panelist at several industry symposia including the Annual Meeting of the American College of Clinical Pharmacology, the 28th mini-symposium of the Department of Molecular Pharmacokinetics in Tokyo, the Insightful Life Sciences Event on Clinical Data Review and Reporting and the Annual Meeting of the European Congress of Clinical Microbiology and Infectious Diseases.

•	Hosted an industry seminar on the technical aspects of modeling and simulation as outlined in the Food and Drug Administration’s (FDA) Critical Path Initiative.

•	Expanded the Strategic Consulting Services team with the addition of Andreas Krause, Ph.D. and John Warner, Ph.D. as Senior Scientists.

Other Highlights

•	Pharsight was selected by Bio-IT World as one of its Bio-IT 50. The list is intended to recognize 50 companies that provide the most indispensable, enabling technologies that have driven and continue to drive the future of biomedical research and drug discovery. Other selected firms include Apple, Google, IBM, Hewlett-Packard, Microsoft, Oracle and Siemens AG.

“Over the past two years we have seen increasing evidence that modeling and simulation can meaningfully drive efficiencies in the drug development process,” continued Mr. O’Connor. “In the FDA, academic medicine, and leading pharmaceutical and biotechnology companies worldwide, our products, services and methodologies continue to gain mindshare. As more key industry opinion leaders continue to utilize our products and services, we are building a track record illustrating the tangible benefits Pharsight delivers its customers. By utilizing Pharsight products and services, our customers can enhance the development process by maximizing opportunities to conduct successful clinical trials, thus reducing costs and accelerating commercial and therapeutic benefit. Based upon feedback from existing and potential customers, we believe we have strong opportunities to further expand our global drug development clientele.”

Cash & Liquidity

Pharsight ended the 2006 fiscal year with cash and cash equivalents of $10.8 million compared with $10.6 million at the end of the prior fiscal year.

Conference Call

Pharsight management will host a conference call and webcast tomorrow, Wednesday, May 10, 2006 at 10:00 a.m. Pacific Time to discuss the Company’s fourth quarter and fiscal 2006 results, outlook for fiscal year 2007 and current corporate developments. The dial-in number for the conference call is 800-240-4186 for domestic participants and 303-262-2143 for international participants. To access the live webcast of the call, go to Pharsight’s website at www.pharsight.com and click on the About Pharsight icon. The webcast can then be accessed under the Investor Relations section.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain available through midnight Pacific Time on Wednesday, May 17, 2006 and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers. To access the domestic or international replay, callers should use pass code 11058659#.

About Pharsight Corporation

Pharsight Corporation (OTCBB:PHST) develops and markets products and services that help pharmaceutical and biotechnology companies improve their decision-making in drug development and commercialization. By integrating scientific, clinical and business decision criteria into a dynamic, model-based methodology, Pharsight helps its customers optimize the value of their drug development programs and portfolios from discovery to post-launch marketing and any point in between. Pharsight uses computer-based drug-disease models, dynamic predictive market models, clinical trial simulation and advanced valuation models to create a continuously evolving view of its customers’ development efforts and product portfolios. This enables decision makers to make explicit value-driven trade-offs throughout the development and commercialization process. Pharsight Corporation is headquartered in Mountain View, California. Information about Pharsight is available at www.pharsight.com.

Safe Harbor

This press release includes forward-looking statements, including statements regarding our growth opportunities and market position, the demand and market for our products and services, the anticipated performance of our products and the expected benefits to customer from use of our products or services, our customer base, our operating or cost efficiencies, and our expectations for revenue, gross margin, net cash flow and net income for the fiscal year ending March 31, 2007. These forward-looking statements involve risks and uncertainties, and factors that could cause actual results to differ materially include the following: general market and business conditions, uncertainties involved in pharmaceutical drug development, changes in government regulation of the pharmaceutical industry, changes in the demand for Pharsight’s products and services, changes in Pharsight’s research and development focus or operating strategies, the failure to develop new products and services or to keep pace with technological changes, the failure of Pharsight’s products and services to meet customers’ expectations and the failure of the market for Pharsight’s products and services to develop as expected, or for new customers beyond large pharmaceutical customers, who form a large component of the Pharsight’s client base, to adopt Pharsight’s solutions. Further information on potential factors that could affect actual results is included in Pharsight’s Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission on February 13, 2006. All forward-looking statements are based on information available to Pharsight as of the date hereof, and Pharsight assumes no obligation to update such statements, whether as a result of new developments or otherwise.

Pharsight, Pharsight Knowledgebase Server, PKS, PKS Validation Suite, Drug Model Explorer, DMX, WinNonlin, WNL Validation Suite and Trial Simulator are trademarks or registered trademarks of Pharsight Corporation.

Financial Tables Follow

PHARSIGHT CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2006	2005	2006	2005
Revenues:
License	$1,071	$449	$4,864	$4,874
Renewal	1,289	1,231	4,928	4,618
Maintenance	209	159	977	298
Services	2,802	4,186	11,973	12,803

Total revenues	5,371	6,025	22,742	22,593

Cost of revenues	1,929	2,155	7,699	7,761

Gross profit	3,442	3,870	15,043	14,832

Operating expenses:
Research and development	939	756	3,497	2,932
Sales and marketing	1,422	900	5,638	3,983
General and administrative	1,359	1,334	5,326	4,926

Total operating expenses	3,720	2,990	14,461	11,841

Income (loss) from operations	(278)	880	582	2,991

Other income (expense) net	20	(8)	16	(125)

Income (loss) before income taxes	(258)	872	598	2,866
Provision for income taxes	(3)	(65)	(68)	(133)

Net income (loss)	(261)	807	530	2,733
Preferred stock dividend	(189)	(145)	(738)	(610)

Net income (loss) attributable to common stockholders	$(450)	$662	$(208)	2,123

Net income (loss) per share attributable to common stockholders:
Basic	$(0.02)	$0.03	$(0.01)	$0.11

Diluted	$(0.02)	$0.03	$(0.01)	$0.10

Shares used to compute net income (loss) per share attributable to common stockholders:
Basic	19,505	19,226	19,421	19,122

Diluted	19,505	28,953	19,421	28,509

PHARSIGHT CORPORATION

CONDENSED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31, 2006	March 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$10,832	$10,579
Accounts receivable, net	4,585	4,809
Other current assets	298	594

Total current assets	15,715	15,982

Property and equipment, net	2,025	604
Other assets	46	236

Total assets	$17,786	$16,822

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK & STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$794	$862
Accrued expenses	3,187	2,635
Deferred revenue	7,605	7,178
Current portion of notes payable	1,519	1,975

Total current liabilities	13,105	12,650

Deferred revenue, long term	54	126
Notes payable, less current portion	392	410
Other long term liabilities	253	0
Redeemable convertible preferred stock	6,641	6,266
Stockholders’ deficit	(2,659)	(2,630)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$17,786	$16,822